Exhibit 99.1

InSite Vision Reports First Quarter 2014 Financial Results

Alameda, Calif., May 14, 2014 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended March 31, 2014. Revenues for the quarter ended March 31, 2014 were $1.2 million compared to $5.3 million for the same period in 2013. Net loss for the quarter ended March 31, 2014 was $4.7 million, or $0.04 per share, compared to a net loss of $1.9 million, or $0.01 per share, in 2013. As of March 31, 2014, cash, cash equivalents and short-term investments totaled $5.4 million.

“With the completion of our Phase 3 clinical studies for AzaSite Plus and DexaSite in blepharitis and BromSite in post-cataract surgery, we see a number of promising opportunities ahead,” said Timothy Ruane, InSite’s Chief Executive Officer. “We are focused on the fundamentals of our business: managing our financial resources and exploring multiple opportunities to strengthen our balance sheet, advancing our late-stage product candidates toward approval in close coordination with US and European regulatory agencies and strategically building our pipeline of novel ophthalmic therapeutics.”

Business Highlights

•	In February 2014, InSite announced that 2013 net sales of Besivance®(besifloxacin ophthalmic suspension) 0.6% achieved the levels necessary for the company to earn an additional $1 million milestone payment under InSite’s agreement with SWK Funding LLC and Bess Royalty, L.P., which purchased the Besivance royalty in April 2013. Besivance is marketed by Bausch & Lomb, now owned by Valeant Pharmaceuticals International. This $1 million payment was included in InSite’s revenues for the quarter ended December 31, 2013.

•	InSite has scheduled a meeting with the U.S. Food and Drug Administration (FDA) for June 2014 to review complete results of the company’s DOUBle Phase 3 clinical study of AzaSite Plus™ and DexaSite™ and to discuss acceptable regulatory endpoints for a second Phase 3 clinical study. AzaSite Plus combines the corticosteroid dexamethasone 0.1% with the antibiotic azithromycin 1% in DuraSite and DexaSite combines dexamethasone 0.1% with DuraSite.

•	InSite intends to file the New Drug Application (NDA) with the FDA for marketing approval of BromSite™ for the treatment of inflammation and pain after cataract surgery in the second half of 2014. The second and confirmatory Phase 3 clinical trial BromSite achieved statistically significant superiority compared to vehicle (p=0.01) for the primary endpoint of inflammation and for the secondary endpoint of post-surgical reduction in pain (p<0.001). BromSite also achieved a third endpoint of reduction in inflammatory flare (p<0.01). This study enrolled 248 patients undergoing cataract surgery in a two-arm trial evaluating the efficacy and safety of BromSite against the DuraSite vehicle alone. BromSite combines a low dose (0.075%) of the non-steroidal anti-inflammatory drug (NSAID) bromfenac with InSite’s DuraSite drug delivery technology.

•	Earned royalties from AzaSite®(azithromycin ophthalmic solution) 1% for the first quarter of 2014 were $1.2 million, representing a 15 % reduction from the first quarter of 2013. AzaSite is now marketed in the U.S. by Akorn, Inc., which acquired the rights to commercialize AzaSite in North America through its acquisition of Inspire Pharmaceuticals, Inc. from Merck in November 2013. Under the terms of the commercial licensing agreement, InSite is eligible to receive a 25% royalty payment on all AzaSite North American sales.

First Quarter 2014 Results Summary

Total revenues for the quarter ended March 31, 2014 were $1.2 million compared to $5.3 million for the same period in 2013. For the quarter ended March 31, 2014 and 2013, AzaSite royalties included $1.2 million and $1.4 million, respectively, of royalties based on net sales. Earned royalties on AzaSite declined by 15% compared to 2013. For the quarter ended March 31, 2013, AzaSite royalties also included an additional $3.4 million minimum royalty true-up payment from Merck. The required minimum royalty for the fiscal year ended September 30, 2013, the measurement period pursuant to the terms of the license agreement, was $19 million. Merck’s obligation to make minimum royalty payments ended in September 2013 and Akorn has no obligation to make minimum royalty payments. In April 2013, InSite sold the rights to receive royalty payments on sales of Besivance, effective on January 1, 2013, for $15 million at closing, with an additional $1 million paid in February 2014 after certain 2013 Besivance sales targets were met. $0.5 million of previously recorded Besivance royalties were netted against the sales price as the sale of the Besivance royalty rights was retroactive to the beginning of 2013.

Research and development (R&D) expenses for the quarter ended March 31, 2014 were $2.5 million compared to $3.4 million in 2013. In 2014, R&D expenses primarily related to the finalization of the second BromSite Phase 3 clinical trial and preparations to file an NDA with the FDA in the second half of 2014. In 2013, R&D expenses primarily related to the AzaSite Plus/DexaSite Phase 3 clinical trial and the first BromSite Phase 3 clinical trial.

General and administrative (G&A) expenses for the quarter ended March 31, 2014 and 2013 were $1.9 million and $1.5 million, respectively. In 2014, G&A expenses were higher due to legal expenses from our on-going partnering efforts.

Interest expense and other, net, was $1.8 million for the quarter ended March 31, 2014 compared to $2.1 million in 2013. Interest expense decreased in 2014 as a result of principal payments on secured notes payable issued by a wholly-owned subsidiary of InSite.

Net loss for the quarter ended March 31, 2014 was $4.7 million, or $0.04 per share, compared to a net loss of $1.9 million, or $0.01 per share in 2013. Net loss was lower in the quarter ended March 31, 2013 primarily due to the minimum royalties received from Merck.

InSite had cash, cash equivalents and short-term investments of $5.4 million at March 31, 2014. Total operating cash usage in the first quarter of 2014 was $2.9 million. InSite expects that cash on hand, anticipated cash flow from operations and current cash commitments to InSite will only be adequate to fund operations until approximately September 2014.

Conference Call Today

InSite management will host a conference call today, May 14, 2014, beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss first quarter 2014 financial results.

Analysts and investors can participate in the conference call by dialing 888-680-0890 for domestic callers and 617-213-4857 for international callers using the pass code 82284459. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 68069625.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on InSite’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn Pharmaceuticals; and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision is preparing a new drug application (NDA) for the commercial approval by the U.S. Food & Drug Administration (FDA) of BromSite™ for the prevention of pain and inflammation associated with ocular surgery. InSite Vision is also in discussions with the FDA regarding the potential advancement of two novel ophthalmic therapeutics through Phase 3 clinical studies, AzaSite Plus™ and DexaSite™, for the treatment of eye infections, and has a pipeline of earlier-stage product candidates based on its platform technologies. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the length of time that InSite’s cash is expected to fund its operations; InSite’s plans and expectations with respect to raising additional funds to fund its operations; the likelihood that InSite’s subsidiary will default on the AzaSite Notes and the ramifications thereof; the status of InSite’s clinical trials; the expected timing of filing an NDA with the FDA for BromSite; InSite’s plans with respect to AzaSite Plus and DexaSite; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; and the statements in the quote from its Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to raise additional funding in sufficient amounts and on acceptable terms to continue its operations beyond September 2014; that InSite may not be successful in filing an NDA for BromSite with the FDA on its anticipated schedule or at all; the impact on InSite of its default on the AzaSite Notes issued by its subsidiary, including its ability to raise additional funding and any resulting foreclosure or other remedy sought by the holders of such notes; that InSite will lose all rights to future royalties on its AzaSite product if its subsidiary defaults on the AzaSite Notes; InSite’s Phase 3 clinical trials may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; it may take longer than expected to announce the results of such trials; that the FDA may not agree with InSite’s proposed pathway for the future development of AzaSite Plus and DexaSite; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Akorn and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Akorn; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to develop products incorporating DuraSite 2 technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite outside of North America; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information	Media and Investor inquiries
InSite Vision	BCC Partners
Louis Drapeau, Chief Financial Officer	Michelle Corral
510.747.1220	415.794.8662
mail@insite.com	Karen L. Bergman
650.575.1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2014 and 2013

(in thousands, except per share amounts; unaudited)

	Three months ended
	March 31,
	2014	2013
Revenues	$1,153	$5,260

Expenses:
Research and development	2,547	3,367
General and administrative	1,940	1,453
Cost of revenues, principally royalties to third parties	138	85

Total expenses	4,625	4,905

Income (loss) from operations	(3,472)	355
Interest expense and other, net	(1,787)	(2,131)
Change in fair value of warrant liability	580	(145)

Net loss	$(4,679)	$(1,921)

Net loss per share:
Basic	$(0.04)	$(0.01)

Diluted	$(0.04)	$(0.01)

Weighted average shares used in per-share calculation:
Basic	131,951	131,951

Diluted	131,951	131,951

Condensed Consolidated Balance Sheets

At March 31, 2014 and December 31, 2013

(in thousands; unaudited)

	March 31,	December 31,
	2014	2013
Assets:
Cash, cash equivalents and short-term investments	$5,353	$8,251
Receivables, prepaid expenses and other current assets	2,119	2,235
Debt issuance costs, net	2,145	2,248
Property and equipment, net	1,803	1,431

Total assets	$11,420	$14,165

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$4,893	$4,451
Accrued interest	2,491	826
Warrant liability	1,105	1,685
Lease incentive	1,231	1,076
Non-recourse secured notes	41,281	41,281
Stockholders’ deficit	(39,581)	(35,154)

Total liabilities and stockholders’ deficit	$11,420	$14,165